Exhibit 99.1

SUMTOTAL SYSTEMS COMPLETES ACQUISITION OF PATHLORE

Merger reinforces SumTotal’s market leadership and vertical industry strength with more than

1500 customers and 17 million users worldwide

MOUNTAIN VIEW, CA and COLUMBUS, OH — (October 4, 2005) – SumTotal Systems, Inc. (NASDAQ: SUMT), the largest provider of learning and business performance technologies and services, today announced that it has completed its acquisition of privately-held Pathlore Software Corporation, also a leading enterprise software company in the learning and business performance management market, for approximately $48 million.

The acquisition of Pathlore helps SumTotal significantly increase its market share and reinforce its market leadership, with more than $100 million in expected annualized revenue and approximately $10 million in expected annual cash flow. With 17 million licensed users in over 1500 customer organizations – including over 60 of the Fortune 100 – spread across five continents, SumTotal has increased its scale to drive innovation and customer satisfaction.

The acquisition offers Pathlore customers access to SumTotal’s broader enterprise suite of product capabilities and expanded global support. Additionally, SumTotal expects the acquisition to expand research and development capacity, helping set the stage for bringing product and services innovations to the market more rapidly and economically.

“SumTotal’s acquisition of Pathlore results in a company with critical mass in the industry, increasing the potential for the development of more innovative learning environments and increasing the company’s resilience in the market,” said Jim Bauman, director of NCR University operations at NCR.

“For us, SumTotal’s acquisition of Pathlore means the support we’ve gotten in the past will be even better; this acquisition has the potential to be quite powerful for Pathlore customers,” said Christina Parr, director of training and organizational development at La Quinta Inns, Inc., a Pathlore customer. “We’re taking a scientific approach to training; that means aligning learning and performance metrics. And with SumTotal’s resources and industry know-how behind us, our goals may be easier to reach.”

The merger also is expected to extend SumTotal’s reach into key industry segments, including state government, health care and the rapidly growing middle-market. The Pathlore customer base includes more than 100 healthcare organizations — including four of the 10 top hospitals in the U.S. — as well as more than 200 government agencies in 38 of the 50 United States and abroad.

“We believe the combination of resources, market reach and expertise brought together by this merger represents tremendous new opportunities for our company, our customers and our partners,” said R. Andrew Eckert, SumTotal CEO. “As never before, SumTotal is in a position to provide customers with the most comprehensive, effective solutions on the market to meet their critical needs and to innovate new solutions that anticipate the future demands of evolving industries, business environments and international markets.”

Eckert will continue to lead SumTotal as CEO. Steve Thomas, president and CEO of Pathlore prior to the acquisition, has joined the SumTotal Board of Directors and will remain actively involved with the combined company.

Terms of the Agreement and Financials

Pathlore shareholders received approximately $29 million in cash and 4 million shares of SumTotal common stock. SumTotal has also entered into a $22.5 million Senior Secured Credit Facility with Wells Fargo Foothill, Inc. to finance, in part, the acquisition, provide for ongoing working capital needs and to provide for other general corporate purposes. This facility includes a term loan of $17.5 million repayable over four years and a revolver of $5 million.

About SumTotal Systems, Inc.

SumTotal Systems Inc. (NASDAQ: SUMT) is the largest provider of learning and business performance technologies and services. SumTotal deploys mission-critical solutions that align learning with organizational and business goals to generate significant bottom-line results. With more than 17 million users worldwide, SumTotal has helped accelerate performance and profits for more than 1500 of the world’s best-known companies and government agencies, including DaimlerChrysler, Delta Air Lines, the US Army, Air Force, Navy and Coast Guard, Microsoft, United Airlines, Vodafone, Novartis, PNC Bank, U.S. Bancorp, Aetna, Accenture, Cendant, Harley-Davidson, Wyeth, Wachovia and D&B. SumTotal has offices throughout the US, in London, Paris, Sydney, Tokyo, Hong Kong and Hyderabad, India. For more information about SumTotal’s products and services, visit www.sumtotalsystems.com.

SAFE HARBOR STATEMENT/ FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements regarding the expected financial performance of SumTotal Systems following the consummation of the acquisition, including without limitation, projected revenue, and cash flow, expected increase investment capability, the strengthening of SumTotal’s position in the learning performance and business management market, expected customer benefits from broader product offerings and expanded global support, expectations regarding increased research and development capacity, and expected benefits of bringing products and services to market more rapidly and efficiently as a result of the acquisition. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, our ability to (1) timely achieve the projected synergies so that the financial projections will be met, (2) successfully integrate Pathlore and its employees into SumTotal and achieve expected synergies, (3) accurately forecast the acquisition related restructuring costs and allocation of the purchase price in process research and development, goodwill and other intangibles acquisition related inventory and other asset adjustments, (4) retain legacy Pathlore customers, (5) compete successfully in this highly competitive and rapidly changing marketplace, and (6) retain key employees. Additional information concerning factors that could cause results to differ are detailed from time to time in SumTotal’s periodic reports that are filed with the Securities and Exchange Commission, including SumTotal’s annual report on Form 10-K for the fiscal year ended December 31, 2004, its quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2005 and its quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2005. SumTotal Systems assumes no obligation to update the information in this press release.

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Contact:

Karen Peck

SumTotal Systems

425-637-1643

kpeck@sumtotalsystems.com